UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2010

FIRST CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	0-52724	90-0219158
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

254-16 Midlake Boulevard Calgary, Alberta Canada T2X 2X7
(Address of principal executive offices Zip Code)

(403) 467-2356
(Registrant’s telephone number)

Item 1.01	Entry into a Material Definitive Agreement

     Effective December 9, 2010, First Corporation entered into a Contract for Service, among the company, Caruso (UK) Limited and Mr. Andrew J. Clarke, the form of which is filed as an exhibit hereto. Pursuant to the agreement, Mr. Clarke is to receive 5,000 British pounds (approximately US$8,000) per annum for his services to First Corporation as its CEO (as to which, see Item 5.02) plus reimbursement of our-of-pocket expenses incurred on the company's behalf.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

     On December 9, 2010, the Board of Directors of First Corporation acted by written consent to accept the resignation of Joel Breeze as a director and officer of the company, which it had received previously, effective immediately.

     Effective December 9, 2010, the Board of Directors also appointed Andrew Clarke as a director and Chief Executive Officer of First Corporation.

     Mr. Clarke, age 35, has business and management experience which the board believes suit him for steering the company through its pending acquisition. Since September 17, 2007, Mr. Clarke has served as Regional Sales Director of Foster Refrigerator where he is responsible for management of the UK Southern Region Sales Force supplying refrigeration equipment to a wide range of corporate customers in both the private and public sectors, including preparation of budgets, management of sales force to achieve targets and monthly reporting to its US based parent company. During 2010, Mr. Clarke has also served as a Consultant for Caruso (UK) Ltd - providing support to the Chief Executive Officer in the management of various private equity and small cap investments, liaising with management and agreeing investment strategies with the CEO. It is through such an arrangement that Mr. Clarke will provide services to First Corporation as its CEO. From January 2005 to 2007, Mr. Clarke was a Corporate Entertainment Executive - Design Hospitality - Organizing and coordinating Corporate Entertainment events at major sporting events including Grand Prix, Test Match cricket, UK and US boxing promotions and Champions League soccer.

Item 9.01	Exhibits.

10     Form of Contract for Services among First Corporation, Andrew J. Clarke and Caruso (UK) Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 9, 2010

First Corporation

/s/Sheryl Cousineau
Cheryl Cousineau,
Secretary/Treasurer